Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Caterpillar Inc. of our report dated February 19, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Caterpillar Inc.'s Annual Report on Form 10-K for the year ended December 31, 2019.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 25, 2019 relating to the financial statements and supplemental schedule, which appears in the Annual Report of the Caterpillar 401(k) Savings Plan on Form 11-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP

Peoria, Illinois
February 19, 2020